FOR IMMEDIATE RELEASE
May 23, 2000


Contact: Bob Stickler (704-386-8465)



BANK OF AMERICA PRICES $ 1 BILLION IN 5-YEAR SENIOR NOTES
AND $900 MILLION IN 10-YEAR SUBORDINATED NOTES

CHARLOTTE, May 23, 2000 -- Bank of America Corporation today priced a global offering of $1 billion in 5-year fixed-rate senior notes and $900 million in 10-year fixed-rate subordinated notes for sale in the United States and abroad.

The senior notes have a coupon interest rate of 7.875 percent per annum, payable semi-annually on May 15th and November 15th. The notes mature on May 16, 2005.

The subordinated notes are an increase in a series of notes initially issued on February 14, 2000, and have a coupon interest rate of 7.80 percent per annum, payable semi-annually. The notes mature on February 15, 2010.

These notes will be sold through underwriters led by Banc of America Securities LLC and include Bear, Stearns & Co. Inc., Chase Securities Inc., Goldman Sachs & Co., Lehman Brothers, Merrill Lynch & Co., Morgan Stanley Dean Witter, Salomon Smith Barney, Blaylock & Partners, L.P., Guzman & Company, Ormes Capital Markets, Inc. and The Williams Capital Group, L.P. Closing is scheduled for May 30, 2000.

The debt issues are part of a shelf registration for corporate debt and other securities previously declared effective by the Securities and Exchange Commission.
Application has been made to list the notes on the Luxembourg Stock Exchange.

Proceeds from the issues will be used for general corporate purposes.

Bank of America, with $656 billion in assets, is the largest bank in the United States. Bank of America stock (ticker:
BAC) is listed on the New York, Pacific and London stock exchanges and certain shares are listed on the Tokyo Stock Exchange.

www.bankofamerica.com